Exhibit 99.2

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact:
Patrick R. Stobb
(734) 855-3140

Media Contact:
Manley Ford
(734) 855-2616
TRW Announces Receipt of Requisite Consents for Previously Announced Tender Offers and Consent Solicitations
LIVONIA, MICHIGAN, March 26, 2007 — TRW Automotive Holdings Corp. (NYSE: TRW), through its subsidiary TRW Automotive Inc., announced today that, in connection with the previously announced cash tender offers and consent solicitations for its outstanding $825 million 9-3/8% Senior Notes due 2013, €130 million 10-1/8% Senior Notes due 2013, $195 million 11% Senior Subordinated Notes due 2013 and €81 million 11-3/4% Senior Subordinated Notes due 2013 (collectively, the “Notes”), it has received the requisite consents to amend the indentures governing each series of Notes.
As of 5:00 p.m., New York City time, on March 23, 2007 (the “Consent Date”), tenders and consents had been received with respect to approximately $820.7 million aggregate principal amount, or 99.4% of the total outstanding, of the 9-3/8% Senior Notes, approximately €120.5 million aggregate principal amount, or 92.7% of the total outstanding, of the 10-1/8% Senior Notes, approximately $189.2 million aggregate principal amount, or 97.0% of the total outstanding, of the 11% Senior Subordinated Notes, and approximately €78.9 million aggregate principal amount, or 97.1% of the total outstanding, of the 11-3/4% Senior Subordinated Notes. TRW Automotive Inc. has executed supplemental indentures with The Bank of New York, as trustee, effectuating proposed amendments to the indentures governing each series of Notes, all as described in the Offer to Purchase and Consent Solicitation Statement dated March 12, 2007. The settlement for the early tender of such notes is expected to occur on March

26, 2007. The supplemental indentures will become operative immediately before such early settlement of the tender offers.
The tender offers will expire at midnight, New York City time, on April 6, 2007, unless extended or earlier terminated (the “Expiration Date”). Settlement for all Notes tendered after the Consent Date, but on or prior to the Expiration Date, is expected to be promptly following the Expiration Date.
Lehman Brothers Inc., Lehman Brothers International (Europe), Banc of America Securities LLC, Banc of America Securities Limited, Deutsche Bank Securities Inc., Deutsche Bank AG, London Branch, Goldman, Sachs & Co. and Merrill Lynch & Co. are each acting as a Dealer Manager and Solicitation Agent (collectively, the “Dealer Managers”) for the tender offers and the consent solicitations. The Depositary is The Bank of New York and the Information Agent is Global Bondholder Services Corporation.
This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offers and the consent solicitations are being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated March 12, 2007.
Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 924-2200, The Bank of New York, 101 Barclay Street — 7 East, New York, NY 10286, Attention: William Buckley, Phone: (212) 815-5788, Fax: (212) 298-1915 or The Bank of New York (Luxembourg) S.A., Aerogolf Center — 1A, Hoehenhof, L-1736 Senningerberg, Luxembourg at +(352) 34 20 90 5637. Questions regarding the tender offers and the consent solicitations should be directed to Lehman Brothers at (800) 438-3242 (toll-free) or (212) 528-7581 (collect).
About TRW
With 2006 sales of $13.1 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 63,800 people in 26 countries. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services.
All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in our Report on Form 10-K for the fiscal year ended December 31, 2006 (the “10-K”), and include the Company’s expectation regarding the completion and timing of successful tender offers and other financing matters. Successful completion and timing of tender offers and proposed financings, as well as actual results from such tender offers and financings, are dependent on factors, including (without limitation) investor acceptance of the tender offers, the final terms and conditions of the new debt financing and other similar requirements applicable to tender offers and debt financings generally. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof. Such risks, uncertainties and other important factors also include: production cuts or restructuring by our major customers; work stoppages or other labor issues at the facilities of our customers or suppliers; non-performance by, or insolvency of, our suppliers and customers, which may be exacerbated by recent bankruptcies and other pressures within the automotive industry; the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; interest rate risk arising from our variable rate indebtedness (which constitutes a significant portion of the company’s indebtedness); loss of market share by domestic vehicle manufacturers; efforts by our customers to consolidate their supply base; severe inflationary pressures impacting the market for commodities; escalating pricing pressures from our customers; our dependence on our largest customers; fluctuations in foreign exchange rates; our substantial leverage; product liability and warranty and recall claims and efforts by customers to alter terms and conditions concerning warranty and recall participation; limitations on flexibility in operating our business contained in our debt agreements; the possibility that our owners’ interests will conflict with ours and other risks and uncertainties set forth under “Risk Factors” in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.
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